Oppenheimer Main Street Fund/VA
NSAR Exhibit - Item 77Q

The Prospectus/Proxy Statement on Form N-14/A of Oppenheimer Variable Account Funds, filed with the Securities and Exchange Commission on March 19, 2012, Accession Number 0000728889-12-000431, which includes the Form of Agreement & Plan of Reorganization, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.